EXHIBIT 4

LETTER AGREEMENT

AGREEMENT dated as of October 13, 2006 among D. E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd. and Sunrise Partners Limited Partnership, each in its capacity as member of an informal ad hoc committee of certain holders of equity securities (the “Ad Hoc Members”) in Foamex International Inc. (the “Company”), and Goldman, Sachs & Co., in its capacity as an observer on such committee (together with the Ad Hoc Committee Members, the “Significant Equityholders”).

In respect of Equity Commitment Agreement among the Significant Equityholders and the Company on the date hereof, the Put Option Agreement among the Significant Equityholders and the Company on the date hereof (the “Put Option Agreement”) and the call option agreement to be executed under the Company’s first amended plan of reorganization as contemplated by the Equity Commitment Agreement (the “Call Option Agreement”), each of the Significant Equityholders hereby agrees that the rights and obligations in connection with the Equity Commitment Agreement (including, without limitation, with respect to the Put Option and the Call Option) shall be apportioned among the Significant Equityholders in the following manner:

D. E. Shaw Laminar Portfolios, L.L.C.	41.4%
Goldman, Sachs & Co.	35.2%
Sigma Capital Associates, LLC	16.6%
Par IV Master Fund, Ltd.	3.4%
Sunrise Partners Limited Partnership	3.4%
Total	100.0%

Nothing herein shall amend or be deemed to amend any provision of the Put Option Agreement or the Call Option Agreement or render or be deemed to render any such provision inoperative other than with respect to the apportionment of the rights and obligations under such agreements among the Significant Equityholders.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

Signed on behalf of:

D.E. SHAW LAMINAR PORTFOLIOS, L.L.C.
By:	/s/ Daniel Posner Name: /s/ Daniel Posner
Title: Authorized Signatory

GOLDMAN, SACHS & CO.
By:	/s/ Richard Katz Name: /s/ Richard Katz
Title: Managing Director

SIGMA CAPITAL ASSOCIATES, LLC
By:	/s/ Peter A. Nussbaum Name: /s/ Peter A. Nussbaum
Title: Authorized Signatory

PAR IV MASTER FUND, LTD.
By:	/s/ Robert B. Burke Name: /s/ Robert B. Burke
Title: Director

SUNRISE PARTNERS LIMITED PARTNERSHIP
By:	/s/ Michael J. Berner Name: /s/ Michael J. Berner
Title: Vice President